Exhibit 99.1

Mad Catz® Makes Voluntary Assignment in Bankruptcy under the Bankruptcy and Insolvency Act (Canada)

SAN DIEGO – March 31, 2017 – Mad Catz Interactive, Inc. (the “Company”) (OTC Pink: MCZAF) announced that, with the authorization and approval of its Board of Directors, it and its subsidiary, 1328158 Ontario Inc., made a voluntary assignment in bankruptcy on March 30, 2017, pursuant to the provisions of the Bankruptcy and Insolvency Act (Canada). Pursuant to the assignment in bankruptcy, PricewaterhouseCoopers Inc. (“PWC”) has been appointed as the trustee in bankruptcy of the Company’s estate.  The Company’s wholly-owned subsidiary, Mad Catz, Inc., ceased operations and also has filed a voluntary petition for relief under chapter 7 of the United States Bankruptcy Code to initiate an orderly liquidation of the assets of the Company. In addition, certain of the Company’s other subsidiaries have filed or will file for liquidation under comparable legislation in their countries of origin.

The Company also announced that all of the directors and officers of the Company have resigned effective as March 30, 2017.

As previously disclosed, the Company’s Board of Directors formed a special committee in 2016 to explore and evaluate strategic alternatives intended to maximize shareholder value, including a sale of the Company. The Company hired a financial advisor in connection with evaluating and pursuing strategic alternatives. The Company has been consistently pursuing its operational plan with the aim of increasing revenue and improving working capital.

The Board of Directors made the decision to have the Company make a voluntary assignment in bankruptcy after considering various strategic alternatives, the interest of various stakeholders of the Company as well as a number of other factors. The Board of Directors has been advised by the Company’s financial advisor and management that no viable strategic alternative in respect of a sale of the Company or other corporate sale transaction is being made available to the Company by any third party. In addition, the Board of Directors has also been advised that the Company’s lenders will not increase the amount of its credit facilities beyond the current levels.

Karen McGinnis, President and Chief Executive Officer, stated that “Regrettably and notwithstanding that for a significant amount of time the Company has been actively pursuing its strategic alternatives, including various near term financing alternatives such as bank financing and equity infusions, as well as potential sales of certain assets of the Company or a sale of the Company in its entirety, the Company has been unable to find a satisfactory solution to its cash liquidity problems. The Board of Directors and management would like to acknowledge the outstanding efforts of the Company’s employees in support of its business, especially during the time that the Company faced financial difficulties. The Company would also like to thank the vendors and professional service providers who have supported the Company’s efforts during this time.”

Inquiries concerning the filings and proceedings should be directed to the attention of Fergal J. Rogers of PWC at the contact information noted below.

About Mad Catz

Mad Catz Interactive, Inc. (“Mad Catz”) is a global provider of innovative interactive entertainment products marketed under its Mad Catz® (gaming) and Tritton® (audio) brands. Mad Catz products cater to gamers across multiple platforms including in-home gaming consoles, handheld gaming consoles, Windows PC and Mac® computers, smart phones, tablets and other smart devices. Mad Catz distributes its products through many leading retailers around the globe. Headquartered in San Diego, California, Mad Catz maintains offices in Europe and Asia. For additional information about Mad Catz and its products, please visit the Company’s website at www.madcatz.com.

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Mad Catz, and the Mad Catz logo are trademarks or registered trademarks of Mad Catz Interactive, Inc., its affiliates and/or subsidiary companies. All other marks are the property of their owners.

PricewaterhouseCoopers Inc.

Fergal J. Rogers

Director, Consulting & Deals

fergal.j.rogers@pwc.com or +1 604 806-7918